CONSENT OF GEOTHERMEX

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2009 Stock Incentive Plan of U.S. Geothermal Inc. of references to our name and to the use of the technical information and estimates prepared by us and included in the discussion of the WGP Geysers project appearing in the Annual Report on Form 10-K of U.S. Geothermal Inc. for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q of U.S. Geothermal Inc. for the quarterly period ended March 31, 2016.

Marcelo A. de Camargo

President

GeothermEx, Inc.

Richmond, California

June 15, 2016